Exhibit 99.1

CONTACT:	THOMAS COUGHLIN, PRESIDENT & CEO THOMAS KEATING, CFO (201) 823-0700

BCB Bancorp, Inc. Earns $7.1 Million in First Quarter 2021;

Declares Quarterly Cash Dividend of $0.14 Per Share

BAYONNE, N.J., April 21, 2021 — BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported net income of $7.1 million for the first quarter of 2021, compared to $7.3 million in the fourth quarter of 2020, and $2.5 million in the first quarter of 2020. Earnings per diluted share in the first quarter of 2021 were $0.40, compared to $0.41 in the preceding quarter and $0.12 in the first quarter of 2020. The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.14 per share. The dividend will be payable May 24, 2021, to common shareholders of record on May 10, 2021.

“Earnings for the first quarter of the year were strong, with higher net interest income and improved efficiencies,” stated Thomas Coughlin, President and Chief Executive Officer. “Loan accommodations continued to decline during the quarter as our clients experienced steady recoveries and local markets resumed activity. We have remained focused on credit quality and maintaining our strong capital position while helping our customers. Our continued efforts to deleverage the balance sheet, control interest expense, and deploy excess cash helped expand our net interest margin by 13 basis points during the first quarter of 2021, compared to the prior quarter. We believe our reserve levels are adequate to cover potential loan losses stemming from the pandemic. As the Federal Reserve anticipates economic growth in the second half of the year and as vaccinations continue to roll out, the Company has laid a solid foundation from which to emerge from the pandemic even stronger.

“At the early onset of the pandemic, we were active participants in the first round of the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”), allowing us to assist approximately 1,100 of our customers who received $133 million in PPP funding during 2020. As regulations, guidance, and the forgiveness process for PPP loans continued to evolve, we recognized the operational risk and complexity associated with this portfolio. As a result, we sold the PPP loan portfolio during the fourth quarter of 2020 to a third party.”

The Company is particpating in the latest round of PPP lending pursuant to the Consolidated Appropriations Act of 2021 (“CAA”), the PPP Extension Act of 2021 and the American Rescue Plan Act (“ARPA”). The CAA provided additional COVID-19 stimulus relief and included $284 billion allocated for another round of PPP lending. The program offered new PPP loans for companies that did not receive a PPP loan in 2020, as well as second-draw loans targeted at hard-hit businesses that have already spent their initial PPP proceeds. “We have been active participants in this new round of PPP funding by partnering as a referral agent with an SBA Small Business Lending Company, The Loan Source Inc., for the application, forgiveness, and ongoing-service process of PPP loans, thereby eliminating our operational risk and allowing us to continue to help our business customers as we did during the first round of funding,” said Coughlin.

Executive Summary

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Net interest margin was 3.48 percent for the first quarter of 2021, a 13-basis point increase compared to 3.35 percent for the fourth quarter of 2020, and an 85-basis point improvement from 2.63 percent for the first quarter of 2020.

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Total yield on interest-earning assets decreased 3 basis points to 4.15 percent for the first quarter of 2021, compared to 4.18 percent for the fourth quarter of 2020, and increased 3 basis points from 4.12 percent for the first quarter of 2020.

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Total cost of interest-bearing liabilities decreased 19 basis points to 0.85 percent for the first quarter of 2021, compared to 1.04 percent for the fourth quarter of 2020 and decreased 93 basis points from 1.78 percent for the first quarter of 2020.

BCBP Reports First Quarter 2021 Earnings

April 21, 2021

•	Net income was $7.1 million in the first quarter of 2021, compared to $7.3 million in the prior quarter and $2.5 million in the first quarter a year ago.

•	Earnings per diluted share were $0.40 in the first quarter of 2021, compared to $0.41 in the prior quarter and $0.12 in the first quarter of 2020.

•	The efficiency ratio for the first quarter improved to 53.24% compared to both the previous quarter and year-ago quarters.

•	Loans receivable, net of allowance for loan losses, increased by 6.1 percent, to $2.296 billion at March 31, 2021, from $2.164 billion a year earlier.

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The provision for loan losses increased by $0.4 million, to $1.9 million for the first quarter of 2021, compared to a provision for loan losses of $1.5 million for the first quarter of 2020; this increase was primarily due to factors related to the COVID-19 pandemic.

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Allowance for loan losses as a percentage of non-accrual loans was 246.3 percent at March 31, 2021, compared to 205.2 percent for the prior quarter and 585.4 percent at March 31, 2020, as total non-accrual loans decreased to $14.4 million at March 31, 2021 from $16.4 million for the prior quarter and increased compared to $4.4 million at March 31, 2020.

•	Total deposits were $2.404 billion at March 31, 2020, up from $2.376 billion a year ago.

•	The Company purchased $8.5 million of BOLI during the first quarter of 2021.

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On April 14, 2021, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.14 per share. The dividend will be payable May 24, 2021, to common shareholders of record on May 10, 2021.

Balance Sheet Review

Total assets increased by $31.4 million, or 1.1 percent, to $2.852 billion at March 31, 2021 from $2.821 billion at December 31, 2020. The increase in total assets was mainly related to an increase in total cash and cash equivalents, partly offset by a decrease in investment securities.

Total cash and cash equivalents increased by $35.7 million, or 13.7 percent, to $296.9 million at March 31, 2021 from $261.2 million at December 31, 2020. This increase was mainly related to an increase in deposits, partly offset by net repayments of borrowings.

Loans receivable, net increased by $1.4 million, or 0.1 percent, to $2.296 billion at March 31, 2021 from $2.295 billion at December 31, 2020. Total loan increases for the first quarter of 2021 included increases of $11.3 million in construction loans, $9.3 million in commercial real estate and multi-family loans, and $29,000 in consumer loans, partly offset by decreases of $10.0 million in residential one-to-four family loans, $7.0 million in commercial business loans, and $307,000 in home equity loans. The allowance for loan losses increased $1.8 million to $35.5 million, or 246.3 percent of non-accruing loans and 1.52 percent of gross loans, at March 31, 2021 as compared to an allowance for loan losses of $33.6 million, or 205.2 percent of non-accruing loans and 1.44 percent of gross loans, at December 31, 2020.

Total investment securities decreased by $5.6 million, or 4.8 percent, to $111.9 million at March 31, 2021 from $117.5 million at December 31, 2020, representing repayments, calls and maturities, partly offset by purchases of $757,000.

Deposit liabilities increased by $86.1 million, or 3.7 percent, to $2.404 billion at March 31, 2021 from $2.318 billion at December 31, 2020. The increase in deposit liabilities mainly related to the recent payments to individuals under the ARPA and the second round of PPP payments under the CAA. Total increases for the three months ended March 31, 2021 included $52.0 million in non-interest-bearing deposit accounts, $20.2 million in money market checking accounts, $13.5 million in savings and club accounts and $6.3 million in NOW deposit accounts. The increase in deposits was partly offset by decreases of $5.9 million in certificates of deposit, including listing service and brokered deposit accounts. The Company utilizes listing service and brokered certificates of deposit as additional sources of deposit liquidity to fund loan growth. At March 31, 2021, the Company had $17.0 million in listing service deposits and no brokered certificates of deposit.

Debt obligations decreased by $57.8 million, or 25.3 percent, to $170.4 million at March 31, 2021 from $228.2 million at December 31, 2020. The weighted average interest rate of FHLB advances was 1.40 percent at March 31, 2021 and 1.66 percent at December 31, 2020. The fixed interest rate of our subordinated debt balances was 5.625 percent at March 31, 2021 and December 31, 2020. During the three months ended March 31, 2021, the Company opted to extinguish $68.0 million in FHLB advances which held a weighted average rate of 2.00%. The advances were originally set to mature in 2021 and 2022. The effect of the extinguishment of the debt reduced the weighted average cost of FHLB borrowings by approximately 20 basis points on an annualized basis. The related expense for the extinguishment of this debt is included in noninterest expense.

BCBP Reports First Quarter 2021 Earnings

April 21, 2021

Stockholders’ equity increased by $4.3 million, or 1.7 percent, to $253.5 million at March 31, 2021 from $249.2 million at December 31, 2020. The increase was primarily attributable to the increase in retained earnings of $4.4 million, or 7.6 percent, to $62.8 million at March 31, 2021 from $58.4 million at December 31, 2020, related to the net effect of net income less dividends paid for the three months ended March 31, 2021.

First Quarter 2021 Income Statement Review

Net interest income increased by $4.8 million, or 25.5 percent, to $23.6 million for the first quarter of 2021 from $18.8 million for the first quarter of 2020. The increase in net interest income resulted primarily from a $6.1 million decrease in interest expense related to a decrease in the average rate on interest-bearing liabilities of 93 basis points to 0.85 percent for the first quarter of 2021 from 1.78 percent for the first quarter of 2020, as well as a decrease in the average balance of interest-bearing liabilities of $273.5 million, or 11.4 percent, to $2.120 billion for the first quarter of 2021 from $2.393 billion for the first quarter of 2020.

Interest income was $1.3 million lower than the prior year, related to a decrease in the average balance of interest-earning assets of $153.7 million, or 5.4 percent, to $2.705 billion for the first quarter of 2021 from $2.859 billion for the first quarter of 2020. The decrease in the average balance of interest-earning assets was partly offset by an increase in the average yield of interest-earning assets of three basis points to 4.15 percent for the first quarter of 2021 from 4.12 percent for the first quarter of 2020. The decrease in the average balance of interest earning assets mainly relates to a decrease in the Company’s level of cash balances for the first quarter of 2021 as compared to the first quarter of 2020, as the average balances of deposits and FHLB advances decreased.

Interest expense decreased by $6.1 million, or 57.6 percent, to $4.5 million for the first quarter of 2021 from $10.6 million for the first quarter of 2020. This decrease resulted primarily from a decrease in the average rate on interest-bearing liabilities of 93 basis points to 0.85 percent for the first quarter of 2021 from 1.78 percent for the first quarter of 2020, as well as a decrease in the average balance of interest-bearing liabilities of $273.5 million, or 11.4 percent, to $2.120 billion for the first quarter of 2021 from $2.393 billion for the first quarter of 2020. The decreases in the average cost of funds and the average balance of interest-bearing liabilities primarily resulted from the declining interest rate environment and the Company’s strategy of a heightened focus on cost of funds and continued deleveraging.

Net interest margin was 3.48 percent for the first quarter of 2021, compared to 2.63 percent for the first quarter of 2020. The increase in the net interest margin compared to the prior-year period was the result of the volatile financial markets attributable to the COVID-19 pandemic and the low interest rate environment that were more prevalent in the prior period. Management has been proactive in managing its cost of funds and has significantly decreased the average cost of total interest-bearing liabilities, while slightly improving the average yield on interest-earning assets for the first quarter of 2021 compared to the first quarter of 2020. Despite the ongoing pandemic, the Company has been able to increase its average balance of loans receivable for the first quarter of 2021 as compared to the first quarter of 2020. This increase in the average balance of loans receivable, and the corresponding decrease in cash balances, highlight management’s efforts to maintain a strong net interest margin.

Non-interest income increased by $1.3 million, or 185.5 percent, to $2.0 million for the first quarter of 2021 from $683,000 for the first quarter of 2020. The increase in total noninterest income was mainly related to higher BOLI income of $701,000, higher fees and service charges of $385,000, a lower unrealized loss on equity securities of $244,000, and a higher gain on the sales of loans of $213,000, partly offset by lower other noninterest income of $276,000. The increase in BOLI income relates to an initial purchase of $60.0 million of BOLI product in the third quarter of 2020, and an additional purchase of $8.5 million in the first quarter of 2021. The higher fees and service charges related primarily to $328,000 of referral fees for PPP loans. The decrease in other noninterest income related to the reversal of $295,000 of liabilities previously recorded for acquired loans that paid off in the prior-year quarter. Unrealized gains or losses on equity securities, and the gain on loan sales, are based on market conditions.

BCBP Reports First Quarter 2021 Earnings

April 21, 2021

Non-interest expense decreased by $781,000, or 5.4 percent, to $13.6 million for the first quarter of 2021 from $14.4 million for the first quarter of 2020. Salaries and employee benefits expense decreased by $844,000, or 11.4 percent, to $6.5 million for the first quarter of 2021 from $7.4 million for the first quarter of 2020, primarily related to fewer full-time equivalent employees, partly offset by normal compensation increases. The number of full-time equivalent employees for the first quarter of 2021 was 312, as compared with 371 for the same period in 2020. Occupancy and equipment expense increased by $129,000, or 4.6 percent, to $3.0 million for the first quarter of 2021 from $2.8 million for the first quarter of 2020, largely related to building sanitization costs associated with the COVID-19 pandemic, which costs were partly offset by the closure of two of the Company’s branch offices in the fourth quarter of 2020.The Company recognized an expense of $540,000 for a loss on extinguishment of debt, related to the prepayment of higher-cost FHLB borrowings, for the first quarter of 2021. Other noninterest expense decreased by $491,000, or 24.8 percent, to $1.5 million for the first quarter of 2021 from $2.0 million for the first quarter of 2020. Other noninterest expense consisted of loan expense, business development, office supplies, correspondent bank fees, telephone and communication and miscellaneous fees and expenses. The decrease in the current period was primarily related to a reduction of business development and loan-related expenses, largely attributable to the current pandemic condition.

The income tax provision increased by $1.9 million, or 173.9 percent, to $2.9 million for the first quarter of 2021 from $1.0 million for the first quarter of 2020. The increase in the income tax provision was a result of higher taxable income for the first quarter of 2021 as compared with that same period for 2020. The consolidated effective tax rate for the first quarter of 2021 was 29.3 percent compared to 29.9 percent for the first quarter of 2020. The lower rate in the current period related primarily to non-taxable BOLI income and lower non-deductible costs in the current year period.

Asset Quality

During the first quarter of 2021, the Company recognized $27,000 in net charge-offs, compared to $300,000 in net recoveries for the first quarter of 2020.

The COVID-19 pandemic has caused disruption to the global economy, but the extent and duration of the disruption is uncertain at this time. Management will continue to monitor any activity for loan deferment requests and delinquencies on a regular basis.

“While we experienced some decline in asset quality metrics during 2020, we have since seen a turnaround as non-accrual loans, impaired loans, and classified loans declined as of the end of the current quarter, despite the continued challenges from COVID-19. With respect to chargeoffs, we have been in a net recovery position looking back over the last four quarters, but continue to provide additional loan loss reserves in response to the ongoing business disruption caused by the pandemic,” said Coughlin.

The provision for loan losses increased by $400,000, to $1.9 million, for the first quarter of 2021, compared to $1.5 million for the first quarter of 2020; this increase was primarily due to COVID-19 related factors. The Bank had non-accrual loans totaling $14.4 million, or 0.62 percent, of gross loans at March 31, 2021, as compared to $16.4 million, or 0.70 percent, of gross loans at December 31, 2020.

Performing troubled debt restructured (“TDR”) loans that were not included in nonaccrual loans at March 31, 2021, were $13.5 million, compared to $13.8 million at December 31, 2020. Borrowers who are in financial difficulty and who have been granted concessions (excluding COVID-19 modifications) that may include interest rate reductions, term extensions, or payment alterations, are categorized as TDR loans.

The allowance for loan losses was $35.5 million, or 1.52 percent of gross loans at March 31, 2021, and $33.6million, or 1.44 percent of gross loans at December 31, 2020. The allowance for loan losses was 246.3 percent of non-accrual loans at March 31, 2021, and 205.2 percent of non-accrual loans at December 31, 2020.

COVID-19 Response

With the global outbreak of COVID-19, the Company remains focused on protecting the health and well-being of its employees and the communities in which it operates while assuring the continuity of its business operations.

The Company activated its dedicated pandemic team that proactively implemented its business continuity plans and has taken a variety of measures to ensure the ongoing availability of services, while taking health and safety measures, including enhanced cleaning and hygiene protocols in all of its facilities and remote work policies, where possible. To date, as a result of these business continuity measures, the Company has not experienced significant disruptions in its operations.

BCBP Reports First Quarter 2021 Earnings

April 21, 2021

•	Operational Initiatives

•	The pandemic response team meets on an as-needed basis and actively monitors guidance released by regulators and banking associations.

•	In-person meetings are closely managed and are held on an as needed basis only.

•	Many employees are working remotely, temporarily relocated or are working alternate days to increase social distancing.

•	Barriers have been installed in branches and back offices to provide protection.

•	Branch and operational offices are cleaned and sanitized biweekly and employees have access to masks, gloves and disinfectant.

•	Masks are required for entry and social distancing is strictly enforced.

•	Management provides updates to employees on a regular basis.

•	The Call Center is open six days a week to assist with customer inquiries.

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Branch offices are open; however customers have the ability to make an appointment if they choose. The company is encouraging customers to utilize the ATM, drive-through and electronic banking services wherever possible.

•	The Bank is working with a local provider to have the vaccine administered at one of the bank’s locations.

•	Allowance for Loan Losses (“ALLL”)

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The Bank increased its loan loss reserves through the addition of $1.9 million in loan loss provisions for the three-month period ending March 31, 2021, as compared to $1.5 million for the same period last year. The Bank considered qualitative factors, such as changes in underwriting policies, current economic conditions, delinquency statistics, the adequacy of the underlying collateral and the financial strength of borrowers in arriving at its loan loss provision. All of these factors are likely to be affected by the COVID-19 pandemic. Loan categories for specific business types were stressed due to rising delinquencies within those market sectors (hospitality, restaurants, office space, and commercial condos) to determine the potential for collateral shortfalls. The impact of COVID-19 is likely to be felt over the next several quarters. Adjustments to the ALLL may be required as the full impact of COVID-19 on the borrowers’ capacity to make payments and the value of the underlying collateral becomes known.

Loan Deferments

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The banking regulatory agencies, through an Interagency Statement dated April 7, 2020, encouraged financial institutions to work prudently with borrowers who request loan modifications or deferrals as a result of COVID-19. The Bank did so in 2020, but now has no deferred loans within its portfolio.

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The Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, was signed into law on March 27, 2020, and provided over $2.0 trillion in emergency economic relief to individuals and businesses impacted by the COVID-19 pandemic. Under Section 4013 of the CARES Act, loans less than 30 days past due as of December 31, 2019 will be considered current for COVID-19 modifications. A financial institution can then suspend the requirements under GAAP for loan modifications related to COVID-19 that would otherwise be categorized as a TDR, and suspend any determination of a loan modified as a result of COVID-19 as being a TDR, including the requirement to determine impairment for accounting purposes. Most of these loans are accruing interest and the Bank is considering the loans within the overall allowance for loan loss analysis.

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The Bank has worked with customers that previously requested loan deferments and entered into COVID-19 modifications. The loan balances for these customers at March 31, 2021 was approximately $86.2 million. The modifications generally provide a short-term, interest-only period. The Bank does not believe that these modified loans will result in losses, so long as the borrowers’ representation of cash flows is realized. Borrowers that have requested modifications with less definitive cash flow projections have been denied and are being analyzed as part of the loan stress testing and Allowance for Loan Loss calculation.

•	Paycheck Protection Program (PPP)

•	The Bank has partnered with The Loan Source, Inc. and recognized $328,000 in referral fees for the second round of PPP loans in the first quarter of 2021.

BCBP Reports First Quarter 2021 Earnings

April 21, 2021

•	IT Changes

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To protect the well-being of our staff and customers, the Company has set up resources for some employees to work from home. To facilitate the move, we allocated laptop computers to staff and enhanced our ability to access the network offsite. We have taken additional steps to minimize the increased risk of security breaches (including privacy breaches and cyber-attacks), given the increased number of employees working remotely.

•	Liquidity and Capital Resources

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The Company was well positioned with adequate levels of cash and liquid assets as of March 31, 2021, as well as wholesale borrowing capacity of over $800 million. At March 31, 2021, the Company’s equity to assets ratio was 8.89 percent and the Bank is considered “well capitalized” under its regulatory requirements. The Company will continue to monitor the effects of COVID-19 in determining future cash dividends and any requirement for additional capital each quarter.

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 29 branch offices in Bayonne, Carteret, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and three branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

Forward-Looking Statements

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

In addition to factors previously disclosed in the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of the Bank’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;

BCBP Reports First Quarter 2021 Earnings

April 21, 2021

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if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;

•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

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as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income over several quarters could result in a decrease in the rate of our quarterly cash dividend;

•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;

•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us;

•	FDIC premiums may increase if the agency experiences additional resolution costs; and

•	civil unrest could occur in the communities that the Company serves.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release also contains certain supplemental Non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods in question.

The Company provides measurements and ratios based on tangible stockholders’ equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

BCBP Reports First Quarter 2021 Earnings

April 21, 2021

	Statements of Income—Three Months Ended,
	March 31, 2021	December 31, 2020	March 31, 2020	March 31, 2021 vs. December 31, 2020	March 31, 2021 vs. March 31, 2020
Interest and dividend income:	(In thousands, except per share amounts)
Loans, including fees	$26,863	$27,090	$26,814	-0.8%	0.2%
Mortgage-backed securities	206	298	563	-30.9%	-63.4%
Other investment securities	784	743	8	5.5%	9700.0%
FHLB stock and other interest earning assets	222	204	2,034	8.8%	-89.1%

Total interest and dividend income	28,075	28,335	29,419	-0.9%	-4.6%

Interest expense:
Deposits:
Demand	1,198	1,220	2,208	-1.8%	-45.7%
Savings and club	118	116	105	1.7%	12.4%
Certificates of deposit	1,992	2,702	6,432	-26.3%	-69.0%

	3,308	4,038	8,745	-18.1%	-62.2%
Borrowings	1,205	1,546	1,896	-22.1%	-36.4%

Total interest expense	4,513	5,584	10,641	-19.2%	-57.6%

Net interest income	23,562	22,751	18,778	3.6%	25.5%
Provision for loan losses	1,865	1,915	1,500	-2.6%	24.3%

Net interest income after provision for loan losses	21,697	20,836	17,278	4.1%	25.6%

Non-interest income:
Fees and service charges	1,111	805	726	38.0%	53.0%
Gain on sales of loans	274	600	61	-54.3%	349.2%
Gain on sale of impaired loans	—	26	—	-100.0%	0.0%
Loss on sales of other real estate owned	—	(38)	—	-100.0%	0.0%
Gain on sale of investment securities	—	658	—	-100.0%	0.0%
BOLI income	701	648	—	8.2%	0.0%
Realized and unrealized (loss) gain on equity investments	(196)	970	(440)	-120.2%	55.5%
Other	60	75	336	-20.0%	-82.1%

Total non-interest income	1,950	3,744	683	-47.9%	185.5%

Non-interest expense:
Salaries and employee benefits	6,545	6,460	7,389	1.3%	-11.4%
Occupancy and equipment	2,953	3,018	2,824	-2.2%	4.6%
Data processing and service fees	1,008	986	938	2.2%	7.5%
Professional fees	412	393	470	4.8%	-12.3%
Director fees	247	354	358	-30.2%	-31.0%
Regulatory assessment fees	376	461	321	-18.4%	17.1%
Advertising and promotional	12	22	61	-45.5%	-80.3%
Other real estate owned, net	4	43	26	-90.7%	-84.6%
Loss from extinguishment of debt	540	837	—	-35.5%	0.0%
Other	1,486	1,804	1,977	-17.6%	-24.8%

Total non-interest expense	13,583	14,378	14,364	-5.5%	-5.4%

Income before income tax provision	10,064	10,202	3,597	-1.4%	179.8%
Income tax provision	2,947	2,904	1,076	1.5%	173.9%

Net Income	7,117	7,298	2,521	-2.5%	182.3%
Preferred stock dividends	283	286	344	-1.0%	-17.7%

Net Income available to common stockholders	$6,834	$7,012	$2,177	-2.5%	213.9%

Net Income per common share-basic and diluted
Basic	$0.40	$0.41	$0.12	-2.4%	233.3%

Diluted	$0.40	$0.41	$0.12	-2.4%	233.3%

Weighted average number of common shares outstanding
Basic	17,115	17,094	17,502	0.1%	-2.2%

Diluted	17,232	17,104	17,551	0.7%	-1.8%

BCBP Reports First Quarter 2021 Earnings

April 21, 2021

Statements of Financial Condition	March 31, 2021	December 31, 2020	March 31, 2020	March 31, 2021 vs. December 31, 2020	March 31, 2021 vs. March 30, 2020
ASSETS	(In Thousands, except per share amounts)
Cash and amounts due from depository institutions	$24,796	$23,201	$24,292	6.9%	2.1%
Interest-earning deposits	272,142	238,028	570,894	14.3%	-52.3%

Total cash and cash equivalents	296,938	261,229	595,186	13.7%	-50.1%

Interest-earning time deposits	735	735	735	—	—
Debt securities available for sale	93,582	99,756	95,429	-6.2%	-1.9%
Equity investments	18,278	17,717	1,580	3.2%	1056.8%
Loans held for sale	1,147	3,530	838	-67.5%	36.9%
Loans receivable, net of allowance for loan losses of $35,477, $33,639, and $25,534 respectively	2,296,434	2,295,021	2,164,057	0.1%	6.1%
Federal Home Loan Bank of New York stock, at cost	8,920	11,324	14,586	-21.2%	-38.8%
Premises and equipment, net	14,796	15,272	19,292	-3.1%	-23.3%
Accrued interest receivable	12,056	12,924	8,936	-6.7%	34.9%
Other real estate owned	414	414	1,623	0.0%	-74.5%
Deferred income taxes	13,239	12,574	10,653	5.3%	24.3%
Goodwill and other intangibles	5,472	5,488	5,535	-0.3%	-1.1%
Operating lease right-of-use asset	14,328	14,988	14,084	-4.4%	1.7%
Bank-owned life insurance (“BOLI”)	70,234	61,033	—	15.1%	0.0%
Other assets	5,887	9,011	9,469	-34.7%	-37.8%

Total Assets	$2,852,460	$2,821,016	$2,942,003	1.1%	-3.0%

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing deposits	$454,061	$402,100	$293,174	12.9%	54.9%
Interest bearing deposits	1,950,074	1,915,950	2,082,547	1.8%	-6.4%

Total deposits	2,404,135	2,318,050	2,375,721	3.7%	1.2%
FHLB advances	133,298	191,161	262,800	-30.3%	-49.3%
Subordinated debentures	37,101	37,042	36,868	0.2%	0.6%
Operating lease liability	14,589	15,224	14,246	-4.2%	2.4%
Other liabilities	9,883	10,328	11,730	-4.3%	-15.7%

Total Liabilities	2,599,006	2,571,805	2,701,365	1.1%	-3.8%

STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value, 10,000 shares authorized	—	—	—	—	—
Additional paid-in capital preferred stock	25,723	25,723	24,876	0.0%	3.4%
Common stock: no par value, 40,000 shares authorized	—	—	—	—	—
Additional paid-in capital common stock	192,633	192,276	190,658	0.2%	1.0%
Retained earnings	62,777	58,335	48,168	7.6%	30.3%
Accumulated other comprehensive (loss) income	(349)	(205)	271	70.2%	-228.8%
Treasury stock, at cost	(27,330)	(26,918)	(23,335)	1.5%	17.1%

Total Stockholders’ Equity	253,454	249,211	240,638	1.7%	5.3%

Total Liabilities and Stockholders’ Equity	$2,852,460	$2,821,016	$2,942,003	1.1%	-3.0%

Outstanding common shares	17,121	17,108	17,407	0.1%	-1.6%

BCBP Reports First Quarter 2021 Earnings

April 21, 2021

	Three Months Ended March 31,
	2021			2020
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$2,326,230	$26,863	4.62%	$2,185,753	$26,814	4.91%
Investment Securities	114,461	990	3.46%	92,306	571	2.47%
FHLB stock and Interest-earning assets	264,308	222	0.34%	580,623	2,034	1.40%

Total Interest-earning assets	2,704,999	28,075	4.15%	2,858,682	29,419	4.12%
Non-interest-earning assets	109,987			73,509
Total assets	$2,814,986			$2,932,191

Interest-bearing liabilities:
Interest-bearing demand accounts	$610,893	$757	0.50%	$407,339	$858	0.84%
Money market accounts	317,151	441	0.56%	321,233	1,350	1.68%
Savings accounts	302,741	118	0.16%	259,721	105	0.16%
Certificates of Deposit	682,975	1,992	1.17%	1,120,060	6,432	2.30%

Total interest-bearing deposits	1,913,760	3,308	0.69%	2,108,353	8,745	1.66%
Borrowed funds	205,956	1,205	2.34%	284,830	1,896	2.66%

Total interest-bearing liabilities	2,119,716	4,513	0.85%	2,393,183	10,641	1.78%
Non-interest-bearing liabilities	444,787			299,679

Total liabilities	2,564,503			2,692,862
Stockholders’ equity	250,483			239,329

Total liabilities and stockholders’ equity	$2,814,986			$2,932,191

Net interest income		$23,562			$18,778

Net interest rate spread(1)			3.30%			2.34%

Net interest margin(2)			3.48%			2.63%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.

BCBP Reports First Quarter 2021 Earnings

April 21, 2021

	Financial Condition data by quarter
	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
	(In thousands, except book values)
Total assets	$2,852,460	$2,821,016	$2,842,319	$2,986,876	$2,942,003
Cash and cash equivalents	296,938	261,229	160,551	412,249	595,186
Securities	111,860	117,473	134,144	140,201	97,009
Loans receivable, net	2,296,434	2,295,021	2,391,990	2,343,593	2,164,057
Deposits	2,404,135	2,318,050	2,273,338	2,442,233	2,375,721
Borrowings	170,399	228,203	296,584	279,726	299,668
Stockholders’ equity	253,454	249,211	242,687	241,019	240,638
Book value per common share[1]	$13.30	$13.06	$12.83	$12.49	$12.40
Tangible book value per common share[2]	$12.99	$12.76	$12.53	$12.18	$12.09

	Operating data by quarter
	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
	(In thousands, except for per share amounts)
Net interest income	$23,562	$22,751	$20,890	$17,991	$18,778
Provision (credit) for loan losses	1,865	1,915	2,726	3,300	1,500
Non-interest income	1,950	3,744	6,955	1,108	683
Non-interest expense	13,583	14,378	13,342	11,952	14,364
Income tax expense	2,947	2,904	3,465	1,121	1,076

Net income	$7,117	$7,298	$8,312	$2,726	$2,521

Net income per diluted share	$0.40	$0.41	$0.47	$0.14	$0.12

Common Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

	Financial Ratios[3]
	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Return on average assets	1.01%	1.03%	1.15%	0.36%	0.34%
Return on average stockholder’s equity	11.37%	11.93%	14.06%	4.57%	4.21%
Net interest margin	3.48%	3.35%	2.98%	2.45%	2.63%
Stockholder’s equity to total assets	8.89%	8.83%	8.54%	8.07%	8.18%
Efficiency Ratio[4]	53.24%	54.27%	47.92%	62.58%	73.81%

	Asset Quality Ratios
	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
	(In thousands, except for ratio%)
Non-Accrual Loans	$14,405	$16,396	$7,151	$4,495	$4,362
Non-Accrual Loans as a % of Total Loans	0.62%	0.70%	0.29%	0.19%	0.20%
ALLL as % of Non-Accrual Loans	246.3%	205.2%	444.1%	641.6%	585.4%
Impaired Loans	67,344	83,201	31,318	26,839	23,022
Classified Loans	56,178	68,580	18,138	13,584	9,882

(1)	Calculated by dividing stockholders’ equity to shares outstanding.
(2)

Calculated by dividing tangible stockholders’ common equity, a non-GAAP measure, by shares outstanding. Tangible stockholders’ common equity is stockholders’ equity less goodwill and preferred stock. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

(3)	Ratios are presented on an annualized basis, where appropriate.
(4)

The Efficiency Ratio, a non-GAAP measure, was calculated by dividing non-interest expense by the total of net interest income and non-interest income. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

BCBP Reports First Quarter 2021 Earnings

April 21, 2021

	Recorded Investment in Loans Receivable by quarter
	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
	(In thousands)
Residential one-to-four family	$234,375	$244,369	$241,796	$247,471	$268,137
Commercial and multi-family	1,700,113	1,690,836	1,677,668	1,643,954	1,577,816
Construction	167,224	155,967	134,769	111,463	101,692
Commercial business	177,340	184,357	311,204	309,284	177,146
Home equity	53,360	53,667	60,973	63,481	64,857
Consumer	851	822	770	603	1,029

	$2,333,263	$2,330,018	$2,427,180	$2,376,256	$2,190,677
Less:
Deferred loan fees, net	(1,352)	(1,358)	(3,430)	(3,821)	(1,086)
Allowance for loan loss	(35,477)	(33,639)	(31,760)	(28,842)	(25,534)

Total loans, net	$2,296,434	$2,295,021	$2,391,990	$2,343,593	$2,164,057

	Non-Accruing Loans in Portfolio by quarter
	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
	(In thousands)
Originated loans:
Residential one-to-four family	$701	$1,736	$1,412	$1,332	$1,390
Commercial and multi-family	7,962	8,721	1,436	849	976
Commercial business	5,307	5,383	3,630	1,642	1,702
Home equity	435	556	673	672	294

Total:	$14,405	$16,396	$7,151	$4,495	$4,362

BCBP Reports First Quarter 2021 Earnings

April 21, 2021

	Reconciliation of GAAP to Non-GAAP Financial Measures by quarter
	Tangible Book Value per Share
	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
	(In thousands, except per share amounts)
Total Stockholders’ Equity	$253,454	$249,211	$242,687	$241,019	$240,638
Less: goodwill	5,253	5,253	5,253	5,253	5,253
Less: preferred stock	25,723	25,723	23,481	27,956	24,876
Total tangible common stockholders’ equity	222,478	218,235	213,953	207,810	210,509
Shares common shares outstanding	17,121	17,108	17,081	17,057	17,407
Book value per common share	$13.30	$13.06	$12.83	$12.49	$12.40

Tangible book value per common share	$12.99	$12.76	$12.53	$12.18	$12.09

	Efficiency Ratios
	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
	(In thousands, except for ratio %)
Net interest income	$23,562	$22,751	$20,890	$17,991	$18,778
Non-interest income	1,950	3,744	6,955	1,108	683
Total income	25,512	26,495	27,845	19,099	19,461
Non-interest expense	13,583	14,378	13,342	11,952	14,364

Efficiency Ratio	53.24%	54.27%	47.92%	62.58%	73.81%

Transmitted on Globe Newswire on April 21, 2021 at 4:14 p.m. EDT.